Execution Version

$250,000,000 REVOLVING CREDIT FACILITIES

 CREDIT AGREEMENT

 by and among

INDIANAPOLIS POWER & LIGHT COMPANY

 THE LENDERS PARTY HERETO

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

 PNC CAPITAL MARKETS LLC, Sole Bookrunner and Sole Lead Arranger

 BANK OF AMERICA, N.A., as Syndication Agent

 and

 UNION BANK, N.A., as Documentation Agent

   Dated as of December 14, 2010

TABLE OF CONTENTS

1.	CERTAIN DEFINITIONS
1.1	Certain Definitions
1.2	Construction
1.3	Accounting Principles

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1	Revolving Credit Commitments
(a) Facility A Loans
(b) Swing Loan Commitments
2.2	Nature of Lenders’ Obligations with Respect to Facility A Loans
2.3	Facility B Loans
2.4	Nature of Lenders’ Obligations with Respect to Facility B Loans
2.5	Commitment Fees
2.6	Revolving Credit Loan Requests; Swing Loan Requests
(a) Revolving Credit Loan Requests
(b) Swing Loan Requests
2.7	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans
(a) Making Revolving Credit Loans
(b) Presumptions by the Administrative Agent
(c) Making Swing Loans
(d) Repayment of Revolving Credit Loans
(e) Borrowings of Repay Swing Loans
2.8	Notes
2.9	Use of Proceeds
2.10	Letter of Credit Subfacility
(a) Issuance of Letters of Credit
(b) Letter of Credit Fees
(c) Disbursements, Reimbursement
(d) Repayment of Participation Advances
(e) Documentation
(f) Determinations to Honor Drawing Requests
(g) Nature of Participation and Reimbursement Obligations
(h) Indemnity
(i) Liability for Acts and Omissions
(j) Issuing Lender Reporting Requirements
2.11	Reduction of Revolving Credit Commitments

3.	[INTENTIONALLY OMITTED]

4.	INTEREST RATES
4.1	Interest Rate Options
(a) Interest Rate Options; Swing Loan Interest Rates
(b) Rate Quotations
4.2	Interest Periods
(a) Amount of Borrowing Tranche
(b) Renewals
4.3	Interest After Default
(a) Letter of Credit Fees, Interest Rate
(b) Other Obligations
(c) Acknowledgement
4.4	LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available
(a) Unascertainable
(b) Illegality; Increased Costs; Deposits Not Available
(c) Administrative Agent’s and Lender’s Rights
4.5	Selection of Interest Rate Options

5.	PAYMENTS
5.1	Payments
5.2	Pro Rata Treatment of Lenders
5.3	Sharing of Payments by Lenders
5.4	Presumptions by Administrative Agents
5.5	Interest Payment Dates
5.6	Voluntary Prepayments
(a) Right to Prepay
(b) Replacement of a Lender
5.7	[Intentionally Omitted]
5.8	Increased Costs
(a) Increased Costs Generally
(b) Capital Requirements
(c) Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans
(d) Delay in Requests
5.9	Taxes
(a) Payments Free of Taxes
(b) Payment of Other Taxes by the Borrower
(c) Indemnification by the Borrower
(d) Evidence of Payments
(e) Status of Lenders
5.10	Indemnity
5.11	Settlement Date Procedures

6.	REPRESENTATIONS AND WARRANTIES
6.1	Representations and Warranties
(a) Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default
(b) Subsidiaries and Owners; Investment Companies
(c) Validity and Binding Effect
(d) No Conflict; Material Agreements; Consents
(e) Litigation
(f) Financial Statements
(g) Margin Stock
(h) Full Disclosure
(i) Taxes
(j) Patents, Trademarks, Copyrights, Licenses, Etc.
(k) Licenses, Registrations and Compliance with Laws
(l) Insurance
(m) ERISA Compliance
(n) Environmental Matters
(o) Solvency
(p) Pari Passu Indebtedness

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
7.1	First Loans and Letters of Credit
(a) Deliveries
(b) Payment of Fees
7.2	Each Loan of Letter of Credit

8.	CONVENANTS
8.1	Affirmative Covenants
(a) Preservation of Existence, Etc.
(b) Payment of Liabilities, Including Taxes, Etc.
(c) Maintenance of Insurance
(d) Maintenance of Properties and Leases
(e) Visitation Rights
(f) Keeping of Records and Books of Account
(g) Compliance with Laws
(h) Use of Proceeds
(i) Anti-Terrorism Laws
(j) Substitution of Letters of Credit
8.2	Negative Covenants
(a) Liens
(b) Assumptions or Guaranties of Indebtedness
(c) Dissolution
(d) Sale of Assets
(e) Change in Nature of Business
(f) Sale and Leaseback
(g) Sale of Accounts
(h) Indebtedness
(i) Other Agreements
(j) Prepayment of Other Loans
(k) Change of Fiscal Year
(l) Subordination of Claims
(m) Dividends
(n) Financial Covenant
(o) Affiliates
(p) Investments and Acquisitions
(q) Certain Restrictions
8.3	Reporting Requirements
(a) Quarterly Financial Statements
(b) Annual Financial Statements
(c) Certificates of the Borrower
(d) Notices

9.	DEFAULT
9.1	Events of Default
(a) Payments Under Loan Documents
(b) Breach of Warranty
(c) Breach of Negative Covenants or Visitation Rights
(d) Breach of Other Covenants
(e) Defaults in Other Agreements or Indebtedness
(f) Final Judgments or Orders
(g) Loan Document Unenforceable
(h) Uninsured Losses; Proceedings Against Assets
(i) Events Relating to Plans and Benefit Arrangements
(j) Change of Control
(k) Mortgage Event of Default
(l) Relief Proceedings
9.2	Consequences of Event of Default
(a) Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings
(b) Bankruptcy, Insolvency or Reorganization Proceedings
(c) Set-Off
(d) Application of Proceeds

10.	THE ADMINISTRATIVE AGENT
10.1	Appointment and Authority
10.2	Rights as a Lender
10.3	Exculpatory Provisions
10.4	Reliance by Administrative Agent
10.5	Delegation of Duties
10.6	Resignation of Administrative Agent
10.7	Non-Reliance on Administrative Agent and Other Lenders
10.8	No Other Duties, etc.
10.9	Administrative Agent’s Fee
10.10	No Reliance on Administrative Agent’s Customer Identification Program

11.	MISCELLANEOUS
11.1	Modifications, Amendments or Waivers
(a) Increase of Commitment
(b) Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment
(c) Miscellaneous
11.2	No Implied Waiver; Cumulative Remedies
11.3	Expenses; Indemnity; Damage Waiver
(a) Cost and Expenses
(b) Indemnification by the Borrower
(c) Reimbursement by Lenders
(d) Waiver of Consequential Damages, Etc.
(e) Payments
11.4	Holidays
11.5	Notices; Effectiveness; Electronic Communications
(a) Notices Generally
(b) Electronic Communications
(c) Change of Address, Etc.
11.6	Severability
11.7	Duration; Survival
11.8	Successors and Assigns
(a) Successors and Assigns Generally
(b) Assignments by Lenders
(c) Register
(d) Participations
(e) Limitations upon Participant Rights and Successors and Assigns Generally
(f) Certain Pledges; Successors and Assigns Generally
11.9	Confidentiality
(a) General
(b) Sharing Information With Affiliates of the Lenders
11.10	Counterparts; Integration; Effectiveness
(a) Counterparts; Integration; Effectiveness
11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL
(a) Governing Law
(b) SUBMISSION TO JURISDICTION
(c) WAIVER OF VENUE
(d) SERVICE OF PROCESS
(e) WAIVER OF JURY TRIAL
11.12	USA Patriot Act Notice

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES
SCHEDULE 1.1 (A)	- PRICING GRID
SCHEDULE 1.1 (B)	- COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 6.1(a)	- QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1(b)	- SUBSIDIARIES
SCHEDULE 6.1(e)	- LITIGATION
SCHEDULE 6.1(n)	- ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.1(a)	- OPINION OF COUNSEL
SCHEDULE 8.2(p)	- EXISTING INVESTMENTS
EXHIBITS
EXHIBITS 1.1(A)	- ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBITS 1.1(N)(1)	- REVOLVING CREDIT NOTE
EXHIBITS 1.1(N)(2)	- SWING LOAN NOTE
EXHIBITS 2.6(A)	- BORROWER LOAN REQUEST
EXHIBITS 2.6(B)	- TRUSTEE LOAN REQUEST
EXHIBITS 2.6(C)	- SWING LOAN REQUEST
EXHIBITS 8.3	- QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as hereafter amended, the "Agreement") is dated as of December 14, 2010, and is made by and among INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (the "Borrower"), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the "Administrative Agent") PNC CAPITAL MARKETS LLC, Sole Bookrunner and Sole Lead Arranger (hereinafter referred to in such capacity as the "Lead Arranger"), BANK OF AMERICA, N.A., as Syndication Agent (hereinafter referred to in such capacity as the "Syndication Agent") and UNION BANK, N.A., as Documentation Agent (hereinafter referred to in such capacity as the "Documentation Agent").

The Borrower has requested the Lenders to provide revolving credit facilities to the Borrower in an aggregate principal amount not to exceed $250,000,000.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.                     CERTAIN DEFINITIONS

1.1             Certain Definitions.   In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquisition shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, partnership or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.

Administrative Agent's Fee shall have the meaning specified in Section 10.9 [Administrative Agent's Fee].

Administrative Agent's Letter shall have the meaning specified in Section 10.9 [Administrative Agent's Fee].

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any common equity interests of such Person, or (iii) 10% or more of any common equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the senior unsecured long-term debt ratings of the Borrower then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Applicable Commitment Fee Rate."

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the senior unsecured long-term debt ratings of the Borrower then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Applicable Letter of Credit Fee Rate."

 Applicable Margin shall mean, as applicable:

(A)       the percentage spread to be added to the Base Rate applicable to Revolving Credit Loans under the Base Rate Option based on the senior unsecured long-term debt ratings of the Borrower then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Applicable Margin for Base Rate Loans", or

(B)       the percentage spread to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option based on the senior unsecured long-term debt ratings of the Borrower then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Applicable Margin for LIBOR Rate Loans".

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean, with respect to the Borrower, the Chief Executive Officer, President, any Vice President, Chief Financial Officer, Controller or Treasurer or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1(a)(i) [Base Rate Option].

Bonds shall mean the $40,000,000 City of Petersburg, Indiana, Pollution Control Refunding Revenue Bonds, Adjustable Rate Tender Securities (ARTS), Series 1995B.

Borrower has the meaning assigned in the first paragraph of this Agreement.

Borrower Loan Request shall have the meaning set forth in Section 2.6(a) [Revolving Credit Loan Requests].

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans under the same Facility to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Capital Lease shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Accounting Standards Committee - Leases. Topic 840 (formerly, the Financial Accounting Standards Board Statement No. 13), as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

Cash Equivalent and Short-Term Investments shall mean:  (a) obligations of, or unconditionally guaranteed by, the United States of America; (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America; (c) negotiable or non-negotiable certificates of deposit and time deposits issued by any bank, trust company or national banking association, including the Administrative Agent, having total assets in excess of one (1) billion Dollars and which has combined capital, surplus and undivided profits of at least $25,000,000; (d) commercial paper of the quality rated on the date of purchase at "A-1" by S&P or "P-1" by Moody's purchased directly or through recognized money market dealers; (e) municipal obligations the interest on which is excluded from the gross income of the owners thereof for federal tax purposes under Section 103 of the Code, if rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P; (f) any repurchase agreement secured by any one or more of the foregoing; (g) any repurchase agreement or guaranteed investment contract from a bank or insurance company rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P and secured by any one or more of the foregoing with collateral equal or greater than 102% of the principal amount originally invested valued on a weekly basis; (h) units or shares of a Qualified Regulated Investment Company which invests solely in obligations described in clause (e) above; for purposes of this clause (h) a Qualified Regulated Investment Company means a qualified regulated investment company as defined by the Internal Revenue Service including any regulated investment company (as defined in Section 851(a) of the Code) which, (i) for the taxable year, meets the requirements of Section 852(a) of the Code, (ii) has authorized and outstanding only one class of units or shares and (iii) to the extent practicable invests all of its assets in tax-exempt bonds, or the weighted average value of its assets is represented by investments in tax-exempt bonds; and (i) money market funds which funds are rated on the date of purchase in one of the two highest rating categories of either Moody's or S&P.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body; provided however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement, and provided further, for purposes of Section 5.8(b) [Capital Requirements], all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities with respect to capital adequacy shall be deemed to be a Change in Law regardless of the date adopted, issued, promulgated or implemented.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be December 14, 2010.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning specified in Section 2.5 [Commitment Fees].

Commodity Hedge shall mean commodity hedge or similar hedging agreements entered into by the Borrower in the ordinary course of business and not for speculative purposes.

Compliance Certificate shall have the meaning specified in Section 8.3(c) [Certificate of the Borrower].

Consolidated Total Capitalization shall mean at any time the sum of Total Debt and Total Capital, each calculated at such time.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Loans, participations with respect to Letters of Credit, or participations in Swing Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 5.3 with respect to purchasing participations from the other Lenders, whereby such Lender's share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (d) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.

Documentation Agent shall have the meaning specified in the preamble.

Dollar, Dollars, U. S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning specified in Section 2.10(c) [Disbursements, Reimbursement].

Environmental Laws shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.

ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for ordinary funding obligations and PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default."

Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 5.9(e) [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.9(a) [Payment Free of Taxes].

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, December 14, 2015.

Facility shall mean (a) the Commitments of the Lenders and the Issuing Lender to make Facility A Loans, to make and participate in Swing Loans and issue and participate in Letters of Credit, and the Loans and Letters of Credit extended under such Commitments ("Facility A"), and (b) the Commitments of the Lenders to make Facility B Loans and the Facility B Loans extended under such Commitments ("Facility B").

Facility A shall have the meaning set forth in the definition of "Facility."

Facility A Commitment shall mean, for each Lender, its commitment to make Facility A Loans to, and participate in Swing Loans made to and Letters of Credit issued upon the application of, the Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement.  The amount of the Facility A Commitment of each Lender as of the Closing Date is set forth on Schedule 1.1(B) [Commitments of Lenders and Addresses for Notices].

Facility A Lender shall mean a Lender that holds any Facility A Commitment or any Loans outstanding under Facility A.

Facility A Percentage shall mean, with respect to a Lender at any time, a portion equal to a fraction the numerator of which is such Lender's Facility A Commitment at such time and the denominator of which is the aggregate Facility A Commitments of all the Lenders at such time.

Facility B shall have the meaning set forth in the definition of Facility.

Facility B Commitment shall mean, for each Lender, its commitment to make Facility B Loans to the Borrower, as such commitment may be reduced from time to time in accordance with the terms of this Agreement.  The amount of the Facility B Commitment of each Lender as of the Closing Date is set forth on Schedule 1.1(B) [Commitments of Lenders and Addresses for Notices].

Facility B Lender shall mean a Lender that holds any Facility B Commitment or any Loans outstanding under Facility B.

Facility B Percentage shall mean, with respect to a Lender at any time, a portion equal to a fraction the numerator of which is such Lender's Facility B Commitment at such time and the denominator of which is the aggregate Facility B Commitments of all the Lenders at such time.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate reasonably determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

FERC shall mean the Federal Energy Regulatory Commission and any successor agency thereto.

FERC Order shall mean the order issued by the FERC to the Borrower dated July 12, 2010, Docket No. ES10-47-000, or an extension, renewal or replacement of such order.

Fitch shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Fitch Rating shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

FPA shall mean the Federal Power Act, as amended, and all rules and regulations promulgated thereunder.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of:  (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, Interest Rate Hedge or Commodity Hedge (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning specified in Section 11.3(b) [Indemnification by the Borrower].

Information shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.

Insolvency Proceeding shall mean, with respect to the Borrower or any Subsidiary of the Borrower, (a) a case, action or proceeding with respect to the Borrower or any Subsidiary of the Borrower  (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Subsidiary of the Borrower or otherwise relating to the liquidation, dissolution, winding-up or relief of the Borrower or any Subsidiary of the Borrower other than as permitted under Section 8.2(c), or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of the Borrower's or such Subsidiary's creditors generally or any substantial portion of its creditors; undertaken under any Law.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Facility A Loans or Facility B Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three or six Months.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the foregoing: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower or its Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

Investment of a Person shall mean any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit account and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

IPALCO shall mean IPALCO Enterprises, Inc., an Indiana corporation.

IPSCA shall mean the Indiana Public Service Commission Act, as amended, I.C. §8-1-2-1 et seq., and all rules and regulations promulgated thereunder.

IURC shall mean the Indiana Utility Regulatory Commission and any successor agency thereto.

IURC Order shall mean the order issued by the IURC to the Borrower dated October 27, 2010, Cause No. 43914, or an extension, renewal or replacement of such order.

IRS shall mean the Internal Revenue Service.

Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder.

Joint Venture shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Borrower and its Subsidiaries holds, directly or indirectly, an equity interest.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Lead Arranger shall have the meaning specified in the preamble.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit shall have the meaning specified in Section 2.10(a) [Issuance of Letters of Credit].

Letter of Credit Borrowing shall have the meaning specified in Section 2.10(c) [Disbursements, Reimbursement].

Letter of Credit Fee shall have the meaning specified in Section 2.10(b) [Letter of Credit Fees].

Letter of Credit Obligation shall mean, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.

Letter of Credit Sublimit shall have the meaning specified in Section 2.10(a) [Issuance of Letters of Credit].

Liabilities shall mean, at any time, all liabilities of the Borrower and its Subsidiaries that would be shown on a consolidated balance sheet of the Borrower prepared in accordance with GAAP at such time.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an "Alternate Source"), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate reasonably determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR may also be expressed by the following formula:

                                    London interbank offered rates quoted by Bloomberg

LIBOR Rate    =          or appropriate successor as shown on Bloomberg Page BBAM1

                                    1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1(a)(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities").

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent's Letter, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith.

Loan Request shall mean either a Borrower Loan Request of the Borrower or a Trustee Loan Request of the Trustee, as the case may be.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans and or any Revolving Credit Loan or the Swing Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, (c) impairs materially the ability of the Borrower to duly and punctually pay or perform any of the Obligations, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody's shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Moody's Rating shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Non-Consenting Lender shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

Notes shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, and in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans.

Obligations shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Participant has the meaning specified in Section 11.8(d) [Participations].

Participation Advance shall have the meaning specified in Section 2.10(c) [Disbursements, Reimbursement].

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Pension Plan shall mean any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.

Permitted Receivables Financing shall mean any receivables purchase agreement that (i) the Borrower shall have determined in good faith is economically fair and reasonable to the Borrower, (ii) all sales of accounts are made at fair market value (as determined in good faith by the Borrower), (iii) the provisions thereof shall be market terms (as determined in good faith by the Borrower), and (iv) the aggregate "capital" or other liabilities under the transaction shall not exceed $100,000,000.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.  For avoidance of doubt, the terms Plan, Pension Plan and Multiemployer Plan shall exclude any plan that is maintained outside the United States for the benefit of persons who are nonresidents aliens as provided under Section 4(b)(4) of ERISA.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).

Ratable Share shall mean the proportion that a Lender's Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders.  If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments (excluding the Swing Loan Commitment) most recently in effect, giving effect to any assignments.

Reimbursement Obligation shall have the meaning specified in Section 2.10(c) [Disbursements, Reimbursement].

Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or any Subsidiary of the Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs other than as permitted under Section 8.2(c), or an assignment for the benefit of its creditors.

Required Lenders shall mean Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).

Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Aggregate Revolving Credit Commitment" and consisting of the sum of the Facility A Commitment and the Facility B Commitment, as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or 2.10(c) [Disbursements, Reimbursement].

Revolving Facility Usage shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

S&P shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

S&P Rating shall have the meaning set forth in the pricing grid on Schedule 1.1(A).

Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

Solvent shall mean, with respect to any Person on any date of determination, taking into account rights of reimbursement, contribution or similar rights available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Statements shall have the meaning specified in Section 6.1(f)(i) [Historical Statements].

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (ii)  which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

Subsidiary Equity Interests shall have the meaning specified in Section 6.1(b) [Subsidiaries and Owners; Investment Companies].

Swing Loan Commitment shall mean PNC's commitment to make Swing Loans to the Borrower pursuant to Section 2.1(b) [Swing Loan Commitment] hereof in an aggregate principal amount up to $20,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.6(b) [Swing Loan Requests] hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1(b) [Swing Loan Commitment] and 2.6(b) [Swing Loan Requests] hereof.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Total Capital shall mean, at any time, the amount shown opposite the captions "stockholders' equity," and "preferred stock" on the balance sheet of the Borrower at such time.

Total Debt shall mean at any time (a) all interest-bearing Liabilities of the Borrower and its Subsidiaries, (b) all securitized facilities of the Borrower and its Subsidiaries, (c) all Capital Lease obligations of the Borrower and its Subsidiaries and (d) all letter of credit obligations of the Borrower and its Subsidiaries; provided, however, that the term "Total Debt" shall not include accounts payable and accruals of the Borrower that would be shown as such on the balance sheet of the Borrower prepared in accordance with GAAP.

Trustee shall mean The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association), in its capacity as Trustee for the Bonds, or any successor thereto.

Trustee Loan Request shall have the meaning set forth in Section 2.6(a) [Revolving Credit Loan Requests].

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2              Construction.   Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person's successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time (Standard or Daylight Savings, as applicable).

1.3              Accounting Principles.   Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1(f)(i) [Historical Statements].  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 8.2 [Negative Covenants] (including without limitation, reclassification of power purchase agreements or operating leases such that they are included within Total Debt and the related financial covenants), then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

2.                     REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1              Revolving Credit Commitments.

(a)                Facility A Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Facility A Lender severally agrees to make Facility A Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Facility A Loans from such Lender shall not exceed such Lender's Facility A Commitment minus such Lender's Facility A Percentage of the Letter of Credit Obligations and outstanding Swing Loans, (ii) the aggregate amount of the Revolving Credit Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, and (iii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

(b)               Swing Loan Commitment.   Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC shall make swing loans (the "Swing Loans") to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that after giving effect to such Loan, (i) the sum of the outstanding Swing Loans, the outstanding Facility A Loans and the Letter of Credit Obligation shall not exceed the Facility A Commitment of all the Lenders, and (ii) Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b).

2.2              Nature of Lenders' Obligations with Respect to Facility A Loans.   Each Facility A Lender shall be obligated to participate in each request for Facility A Loans pursuant to Section 2.6 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Facility A Percentage.  The aggregate of each Facility A Lender's Facility A Loans outstanding hereunder to the Borrower at any time shall never exceed its Facility A Commitment minus its Facility A Percentage of the outstanding Swing Loans and Letter of Credit Obligations.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Facility A Loans hereunder on or after the Expiration Date.

2.3              Facility B Loans.   Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Facility B Lender severally agrees to make Facility B Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Facility B Loans from such Lender shall not exceed such Lender's Facility B Commitment, (ii) the aggregate amount of the Revolving Credit Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the Letter of Credit Obligations and outstanding Swing Loans, and (iii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.3.

2.4              Nature of Lenders' Obligations with Respect to Facility B Loans.   Each Facility B Lender shall be obligated to participate in each request for Facility B Loans pursuant to Section 2.6 [Revolving Credit Loan Requests; Swing Loan Requests] in accordance with its Facility B Percentage.  The aggregate of each Facility B Lender's Facility B Loans outstanding hereunder to the Borrower at any time shall never exceed its Facility B Commitment.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Facility B Loans hereunder on or after the Expiration Date.

2.5              Commitment Fees.   Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) the Revolving Credit Commitments (for purposes of this computation, PNC's Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.

2.6              Revolving Credit Loan Requests; Swing Loan Requests.

(a)                Revolving Credit Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Facility A Lenders to make Facility A Loans pursuant to Section 2.1(a) [Facility A Loans], or renew or convert the Interest Rate Option applicable to existing Facility A Loans or Facility B Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Facility A Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Facility A Loans or Facility B Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Facility A Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Facility A Loan or Facility B Loan, of a duly completed request therefor substantially in the form of Exhibit 2.6(A) or a request by telephone immediately confirmed in writing by letter, facsimile, email or telex in such form (each, a "Borrower Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Borrower Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option.

Except as otherwise provided herein, the Trustee may from time to time prior to the Expiration Date request the Facility B Lenders to make Facility B Loans to the Borrower pursuant to Section 2.3 [Facility B Loans], by delivering to the Administrative Agent, not later than 11:00 a.m., (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Facility B Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Facility B Loans; and (ii) the same Business Day of the proposed Borrowing Date with respect to the making of a Facility B Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Facility B Loan, of a duly completed request therefor substantially in the form of Exhibit 2.6(B) or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Trustee Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Trustee Loan Request shall be irrevocable.  Concurrently with any Trustee Loan Request, the Borrower shall provide a written notice to the Administrative Agent specifying the Interest Rate Option applicable to the Loan requested by such Trustee Loan Request, and in the case of any Loan request for the LIBOR Rate Option, the Interest Period applicable thereto, Loan shall be in (x) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the LIBOR Rate Option, and (y) integral multiples of $100,000 and not less than $1,000,000 for each Borrowing Tranche under the Base Rate Option ; provided that, if the Administrative Agent does not receive such concurrent notice prior to 11:00 a.m., at least three Business Days prior to the date of the requested Facility B Loan specifying that such Loan is to bear interest at the LIBOR Rate Option and the Interest Period of such Loan, such Loan shall accrue interest at the Base Rate Option.  Upon any Trustee Loan Request being submitted to the Administrative Agent, the Borrower shall deliver a certificate to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, to the effect that all conditions precedent set forth in Sections 7.2 have been satisfied.

(b)               Swing Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC to make Swing Loans by delivery to PNC not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.6(C) hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a "Swing Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.7              Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

(a)                Making Revolving Credit Loans.   The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.6 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Facility A Loans and Facility B Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders' Obligations with Respect to Facility A Loans] and Section 2.4 [Nature of Lenders' Obligations with Respect to Facility B Loans].  Each Lender shall remit the principal amount of each Facility A Loan or Facility B Loan, as the case may be, to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.7(b) [Presumptions by the Administrative Agent].

(b)               Presumptions by the Administrative Agent.   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender's share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.7(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)                Making Swing Loans.  PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.6(b), [Swing Loan Requests] fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

(d)               Repayment of Revolving Credit Loans.   The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

(e)                Borrowings to Repay Swing Loans.  PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender's Facility A Percentage of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Facility A Percentage of Letter of Credit Obligations.  Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.6(a) [Revolving Credit Loan Requests] without regard to any of the requirements of that provision.  PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.7(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.6(a) [Revolving Credit Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.8              Notes.   The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.

2.9              Use of Proceeds.   The Borrower shall: (i) use the proceeds of the Facility A Loans and Letters of Credit for working capital and general corporate purposes and (ii) use the proceeds of the Facility B Loans solely to provide liquidity support for the Bonds.  It is understood that, notwithstanding anything to the contrary herein, the Lenders shall be under no obligation to advance moneys under this Agreement directly to the Borrower in respect of Facility B Loans and that only the Trustee may submit Trustee Loan Requests, and only on behalf of the Borrower for the purpose of liquidity support for the Bonds.

2.10          Letter of Credit Subfacility.

(a)                Issuance of Letters of Credit.   Borrower may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a "Letter of Credit") on its behalf, or the amendment or extension of an existing Letter of Credit, by delivering to the Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance.  Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof.  Unless the Issuing Lender has received notice from any Lender, Administrative Agent or the Borrower, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10, the Issuing Lender or any of the Issuing Lender's Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $40,000,000 (the "Letter of Credit Sublimit") or (ii) the aggregate amount of outstanding Facility A Loans, the Letter of Credit Obligations and the outstanding Swing Loans exceed, at any one time, the aggregate Facility A Commitments of the Lenders.  Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit.  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

Notwithstanding any other provision hereof, no Issuing Lender shall be required to issue any Letter of Credit, if any Facility A Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender's risk with respect to such Defaulting Lender (it being understood that the Issuing Lender would consider the Borrower or the Defaulting Lender providing cash collateral to the Administrative Agent, for the benefit of the Issuing Lender, to secure the Defaulting Lender's Facility A Percentage of the Letter of Credit, a satisfactory arrangement).

(b)               Letter of Credit Fees.   The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Facility A Lenders a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Fee Rate, and (ii) to the Issuing Lender for its own account a fronting fee equal to one eighth of one percent (0.125%) per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit.  The Borrower shall also pay to the Issuing Lender for the Issuing Lender's sole account the Issuing Lender's then in effect reasonable customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

(c)                Disbursements, Reimbursement.   Immediately upon the issuance of each Letter of Credit, each Facility A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Facility A Lender's Facility A Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(i)                  In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof.  Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a "Reimbursement Obligation") the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender.  In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Facility A Lender thereof, and the Borrower shall be deemed to have requested that Facility A Loans be made by the Facility A Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Facility A Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements.  Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section (i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                Each Facility A Lender shall upon any notice pursuant to Section (i) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Facility A Percentage of the amount of the drawing, whereupon the participating Facility A Lenders shall (subject to Section 2.10(c) [Disbursement; Reimbursement]) each be deemed to have made a Facility A Loan under the Base Rate Option to the Borrower in that amount.  If any Facility A Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Facility A Lender's Facility A Percentage of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Facility A Lender's obligation to make such payment, from the Drawing Date to the date on which such Facility A Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date.  The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section (i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Facility A Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section (ii).

(iii)               With respect to any unreimbursed drawing that is not converted into Facility A Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section (i), because of the Borrower's failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a "Letter of Credit Borrowing") in the amount of such drawing.  Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option.  Each Lender's payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.10(c) [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Facility A Lender in satisfaction of its participation obligation under this Section 2.10(c).

(d)               Repayment of Participation Advances.

(i)                  Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Facility A Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Facility A Lender, in the same funds as those received by the Administrative Agent, the amount of such Facility A Lender's Facility A Percentage of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Facility A Percentage of such funds of any Facility A Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

(ii)                If the Administrative Agent is required at any time to return to the Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by the Borrower to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Facility A Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Facility A Percentage of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Facility A Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

(e)                Documentation.   The Borrower agrees to be bound by the terms of the Issuing Lender's application and agreement for letters of credit and the Issuing Lender's written regulations and customary practices relating to letters of credit, though such interpretation may be different from Borrower's own.  In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern.  It is understood and agreed that, except in the case of gross negligence, willful misconduct or bad faith, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

(f)                 Determinations to Honor Drawing Requests.   In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

(g)                Nature of Participation and Reimbursement Obligations.   Each Facility A Lender's obligation in accordance with this Agreement to make the Facility A Loans or Participation Advances, as contemplated by Section 2.10(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:

(i)                  any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which the Borrower may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii)                the failure of the Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.6 [Revolving Credit Loan Requests; Swing Loan Requests], 2.7 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10(c) [Disbursements, Reimbursement];

(iii)               any lack of validity or enforceability of any Letter of Credit;

(iv)              any claim of breach of warranty that might be made by the Borrower or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which the Borrower or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or Subsidiaries of the Borrower and the beneficiary for which any Letter of Credit was procured);

(v)                the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi)              payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)             the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)           any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by the Borrower, unless the Issuing Lender has received written notice from the Borrower of such failure within three Business Days after the Issuing Lender shall have furnished the Borrower and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)              any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or Subsidiaries of the Borrower;

(x)                any breach of this Agreement or any other Loan Document by any party thereto;

(xi)              the occurrence or continuance of an Insolvency Proceeding with respect to the Borrower;

(xii)             the fact that an Event of Default or a Potential Default shall have occurred and be continuing; and (xiii)           the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated.

(h)                Indemnity.   The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Lender or any of Issuing Lender's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body.

(i)                  Liability for Acts and Omissions.   As between the Borrower and the Issuing Lender, or the Issuing Lender's Affiliates, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to the Borrower or other Person or property relating therefrom:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's or its Affiliates rights or powers hereunder.  Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence.  In no event shall the Issuing Lender or its Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted reasonably and in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

(j)                 Issuing Lender Reporting Requirements.   Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.11          Reduction of Revolving Credit Commitments.   The Borrower shall have the right at any time after the Closing Date upon five (5) days' prior written notice to the Administrative Agent to permanently reduce (ratably among the Lenders in proportion to their Ratable Shares) the Revolving Credit Commitments, in a minimum amount of $5,000,000 and whole multiples of $1,000,000, or to terminate completely the Revolving Credit Commitments, without penalty or premium except as hereinafter set forth; provided that any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated.  Any notice to reduce the Revolving Credit Commitments under this Section 2.11: (i) shall designate whether the reduction is applicable to Facility A, Facility B or both (and in the case of the both Facility A and Facility B, indicating the amount of reduction applicable to each such Facility), and (ii) shall be irrevocable.

3.                     [INTENTIONALLY OMITTED]

4.                     INTEREST RATES

4.1              Interest Rate Options.   The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender's highest lawful rate, the rate of interest on such Lender's Loan shall be limited to such Lender's highest lawful rate.

(a)                Interest Rate Options; Swing Loan Interest Rate.   The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)                  Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)                LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], only the Base Rate Option applicable to Revolving Credit Loans shall apply to the Swing Loans.

(b)               Rate Quotations.   The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2              Interest Periods.   At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

(a)                Amount of Borrowing Tranche.   Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $100,000 and not less than $1,000,000; and

(b)               Renewals.   In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3              Interest After Default.   To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:

(a)                Letter of Credit Fees, Interest Rate.   The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10(b) [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by two percent (2.0%) per annum;

(b)               Other Obligations.   Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional two percent (2%) per annum from the time such Obligation becomes due and payable and until it is paid in full; and

(c)                Acknowledgment.   The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

4.4              LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

(a)                Unascertainable.   If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i)                  adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)                a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent's and Lender's Rights].

(b)               Illegality; Increased Costs; Deposits Not Available.   If at any time any Lender shall have determined that:

(i)                  the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)                such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)               after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent's and Lender's Rights].

(c)                Administrative Agent's and Lender's Rights.   In the case of any event specified in Section 4.4(a) [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent's or such Lender's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 4.4(a) [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower's indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5              Selection of Interest Rate Options.   If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable, commencing upon the last day of the existing Interest Period.

5.                     PAYMENTS

5.1              Payments.   All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent's Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 12:00 noon on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 12:00 noon. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent's and each Lender's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

5.2              Pro Rata Treatment of Lenders.   Each borrowing of Facility A Loans shall be allocated to each Facility A Lender according to its Facility A Percentage, and each borrowing of Facility B Loans shall be allocated to each Facility B Lender according to its Facility B Percentage.  Each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees, Letter of Credit Fees, or other fees (except for the Administrative Agent's Fee and the Issuing Lender's fronting fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4(c) [Administrative Agent's and Lender's Rights] in the case of an event specified in Section 4.4 [LIBOR Rate Unascertainable; Etc.], 5.6(b) [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable such Lenders as set forth in this Agreement.  Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.7(e) [Borrowings to Repay Swing Loans].

5.3              Sharing of Payments by Lenders.   If any Lender shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)                the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Any Lender that fails at any time to comply with the provisions of this Section 5.3 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason.  A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, Letters of Credit, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Borrower.  The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of the Borrower to which such Lenders are entitled.  A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 5.3 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of the Borrower to the non-defaulting Lenders, the Lenders' respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 5.3.

5.4              Presumptions by Administrative Agent.   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.5              Interest Payment Dates.   Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date.  Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

5.6              Voluntary Prepayments.

(a)                Right to Prepay.   The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6(b) [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or no later than 12:00 noon on the date of prepayment of Swing Loans, setting forth the following information:

(w)       the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(x)        a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;

(y)        a statement indicating the application of the prepayment between the Facility A Loans and the Facility B Loans, and also indicating application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(z)        the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Credit Loans, or (ii) $100,000 for any Swing Loan or $1,000,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 4.4(c) [Administrative Agent's and Lender's Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Facility A Loans and then to the Facility B Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Lenders under Section 5.10 [Indemnity].

(b)               Replacement of a Lender.   In the event any Lender (i) gives notice under Section 4.4 [LIBOR Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender or has been a Defaulting Lender three or more times within a consecutive six month period, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8 [Successors and Assigns] or the Administrative Agent has agreed to waive such fee;

(ii)                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)               in the case of any such assignment resulting from a claim for compensation under Section 5.8(a) [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)              such assignment does not conflict with applicable Law.

(v)                A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply, but such assignment shall be required if such Lender has been a Defaulting Lender three or more times within a consecutive six month period.

5.7              [Intentionally Omitted].

5.8              Increased Costs.

(a)                Increased Costs Generally.   If any Change in Law shall:

(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)                subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 [Taxes] and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii)               impose on any Lender, the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)               Capital Requirements.   If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.

(c)                Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.   A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8(a) [Increased Costs Generally] or 5.8(b) [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.

(d)               Delay in Requests.   Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.9              Taxes.

(a)                Payments Free of Taxes.   Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b)               Payment of Other Taxes by the Borrower.   Without limiting the provisions of Section 5.9(a) [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

(c)                Indemnification by the Borrower.   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties and interest due to Lender delay or non-compliance), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)               Evidence of Payments.   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                Status of Lenders.   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                  two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)              any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or

(v)                to the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.

5.10          Indemnity.   In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i)                  payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)                attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.6 [Revolving Credit Loan Requests; Swing Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments], or

(iii)               default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11          Settlement Date Procedures.  In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1(b)(b) [Swing Loan Commitments] hereof during the period between Settlement Dates.  The Administrative Agent shall notify each Facility A Lender of its Facility A Percentage of the total of the Facility A Loans and the Swing Loans (each a "Required Share").  On such Settlement Date, each Facility A Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Facility A Loans, and the Administrative Agent shall pay to each Facility A Lender its Facility A Percentage of all payments made by the Borrower to the Administrative Agent with respect to the Facility A Loans.  The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Facility A Loans and may at its option effect settlement on any other Business Day.  These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Facility A Lenders of their obligations to fund Facility A Loans on dates other than a Settlement Date pursuant to Section 2.1(b) [Swing Loan Commitment].  The Administrative Agent may at any time at its option for any reason whatsoever require each Facility A Lender to pay immediately to the Administrative Agent such Facility A Lender's Facility A Percentage of the outstanding Facility A Loans and each Facility A Lender may at any time require the Administrative Agent to pay immediately to such Facility A Lender its Facility A Percentage of all payments made by the Borrower to the Administrative Agent with respect to the Facility A Loans.

6.                     REPRESENTATIONS AND WARRANTIES

6.1              Representations and Warranties.   The Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:

(a)                Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.   The Borrower and each Subsidiary of the Borrower (i) is a corporation, partnership or limited liability company duly organized, and validly existing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1 (a) and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (iv) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1(n) [Environmental Matters]) in all jurisdictions in which any the Borrower or Subsidiary of the Borrower is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change, and (v) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except those Liens as are permitted under Section 8.2(a).  The Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents, and all such actions have been duly authorized by all necessary proceedings on its part.  No Event of Default or Potential Default exists or is continuing.

(b)               Subsidiaries and Owners; Investment Companies.   Schedule 6.1(b) states (i) the name of each of the Borrower's Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the "Subsidiary Equity Interests"), (ii) the name of each holder of common equity interest in the Borrower, the amount, percentage and type of such common equity interests (the "Borrower Equity Interests"), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii) (collectively the "Equity Interests").  The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable.  Neither the Borrower nor any of its Subsidiaries is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control."

(c)                Validity and Binding Effect.   This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by the Borrower, and (ii) constitutes, or will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms except to the extent enforceability thereof is limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

(d)               No Conflict; Material Agreements; Consents.   Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of the Borrower or any Subsidiary of the Borrower, or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any Subsidiary of the Borrower.  There is no default under such material agreement (referred to above) and neither the Borrower nor any Subsidiary of the Borrower is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could result in a Material Adverse Change.  No authorization, consent, approval, license or exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including without limitation any authorization, consent, approval, license or exemption of, or filing with, the FERC, the IURC and any other regulatory authority having jurisdiction) is necessary for the valid execution and delivery to the Administrative Agent and the Lenders, the incurrence by the Borrower of the Indebtedness under the Loan Documents and the performance by the Borrower of its obligations under the Loan Documents, other than those already obtained and copies of which have been provided to the Administrative Agent.

(e)                Litigation.   Except as set forth on Schedule 6.1(e), there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiaries of the Borrower at law or in equity before any Official Body which individually or in the aggregate may reasonably be expected to result in any Material Adverse Change.  Neither the Borrower nor any Subsidiaries of the Borrower are in violation of any order, writ, injunction or any decree of any Official Body which may reasonably be expected to result in any Material Adverse Change.

(f)                 Financial Statements.

(i)                  Historical Statements.  The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the three fiscal years ended December 31, 2009.  In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2010 (all such annual and interim statements being collectively referred to as the "Statements").  The Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to normal year-end audit adjustments.

(ii)                Accuracy of Financial Statements.  Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are required to be disclosed in accordance with GAAP which are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which would reasonably be expected to cause a Material Adverse Change.

(g)                Margin Stock.   Neither the Borrower nor any Subsidiaries of the Borrower engage or intend to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  Neither the Borrower nor any Subsidiaries of the Borrower holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower and the Subsidiaries of the Borrower are or will be represented by margin stock.

(h)                Full Disclosure.   Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.  There is no fact known to the Borrower which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower or any Subsidiary of the Borrower which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

(i)                  Taxes.   All federal, state, local and other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

(j)                 Patents, Trademarks, Copyrights, Licenses, Etc.   The Borrower and each Subsidiary of the Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by the Borrower or such Subsidiary of the Borrower, without known possible, alleged or actual conflict with the rights of others.

(k)               Licenses, Registrations and Compliance with Laws.   Each of the Borrower and each of its Subsidiaries has all permits, governmental licenses, registrations, and approvals necessary to carry out its businesses as presently conducted and as required by law (including, without limitation, the FPA and the IPSCA) or the rules and regulations of any federal, foreign, governmental, state, county or local association, corporation, or governmental agency, body, instrumentality or commission having jurisdiction over the Borrower or its Subsidiaries, including, but not limited to, the FERC, the IURC, the United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission and analogous and related state and foreign agencies, except for such permits, licenses, registrations and approvals the failure to obtain would not reasonably be expected to have a Material Adverse Effect.  There is no violation or failure of compliance on the part of the Borrower or any Subsidiary with any of the foregoing permits, licenses, registrations, approvals, rules or regulations, and there is no action, proceeding or investigation pending or, to the knowledge of the Borrower, threatened, nor has the Borrower received any notice of such, which might result in the termination or suspension of any such permit, license, registration or approval, except for such violations, failures, actions, proceedings or investigations which would not reasonably be expected to have a Material Adverse Effect.

(l)                  Insurance.   The properties of the Borrower and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and each such Subsidiary in accordance with prudent business practice in the industry of the Borrower and its Subsidiaries.  At the request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent (i) on the Closing Date and annually thereafter an original certificate of insurance signed by the Borrower's independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents, and (ii) from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and its Subsidiaries.

(m)              ERISA Compliance.   (i)  Each Plan of the Borrower is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan of the Borrower that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan of the Borrower.

(ii)        No ERISA Event with respect to any Plan of the Borrower has occurred or is reasonably expected to occur; (a) No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Plan has occurred with respect to any Plan of the Borrower, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect; (b) the Borrower has not incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than for ordinary funding obligations and premiums due and not delinquent under Section 4007 of ERISA); (c) the Borrower has not incurred, nor reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (d) the Borrower has not engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(n)                Environmental Matters.   The Borrower, and to the knowledge of the Borrower, each of its Subsidiaries, is in material compliance with applicable Environmental Laws except as disclosed on Schedule 6.1(n); provided that such matters so disclosed could not in the aggregate reasonably be expected to result in a Material Adverse Change.

(o)               Solvency.   Before and after giving effect to the initial Loans hereunder, the Borrower is Solvent.

(p)               Pari Passu Indebtedness.    The Indebtedness of the Borrower under the Financing Documents ranks at least pari passu with all other unsecured Indebtedness of the Borrower.

7.                     CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1              First Loans and Letters of Credit.

(a)                Deliveries.   On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)                  A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that (w) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects, (x) the Borrower is in compliance with each of the covenants and conditions hereunder, (y) no Event of Default or Potential Default exists, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent;

(ii)                A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to: (a) all action taken by the Borrower in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in each state where organized or qualified to do business;

(iii)               This Agreement and each of the other Loan Documents signed by an Authorized Officer;

(iv)              Certified copies of the FERC Order and the IURC Order.

(v)                A written opinion of counsel for the Borrower, dated the Closing Date and as to the matters set forth in Schedule 7.1(a);

(vi)              Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;

(vii)             A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by an Authorized Officer;

(viii)           All material consents required to effectuate the transactions contemplated hereby;

(ix)              Evidence that the Credit Agreement dated as of May 16, 2006, as amended (the "Existing Credit Agreement"), among the Borrower, Bank of America, N.A. (as successor to La Salle Bank National Association) as administrative agent, and the banks party thereto, has been terminated, and all outstanding obligations thereunder shall be paid with the proceeds of the first Loans;

(x)                A Lien search in acceptable scope and with acceptable results; and

(xi)              Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

(b)               Payment of Fees.   The Borrower shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent's Letter or any other Loan Document.

7.2              Each Loan or Letter of Credit.   At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations, warranties of the Borrower shall then be true and correct in all material respects, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to the Borrower or any Subsidiary of the Borrower or any of the Lenders, and (iv) the Borrower (or in the case of a Facility B Loan, the Trustee) shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be.

8.                     COVENANTS

8.1              Affirmative Covenants.   From the date hereof and thereafter for so long as any Obligations are outstanding or the Borrower is indebted to the Lenders under any of the Loan Documents and until Payment in Full, the Borrower shall ensure that it shall, and shall cause each of its Subsidiaries to comply with the following affirmative covenants:

(a)                Preservation of Existence, Etc.   The Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2(c).

(b)               Payment of Liabilities, Including Taxes, Etc.   The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

(c)                Maintenance of Insurance.   The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

(d)               Maintenance of Properties and Leases.   The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties used and useful to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

(e)                Visitation Rights.   The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times (during regular business hours) and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower with reasonable notice prior to any visit or inspection.  In the event any Lender desires to conduct a visit or inspection of the Borrower or any of its Subsidiaries, such Lender shall coordinate such visit or inspection with the Administrative Agent, such inspection shall be at the expense of such Lender, and any such visit by the Lender shall not exceed one visit annually absent an Event of Default.  In the event the Administrative Agent desires to conduct an visit or inspection of the Borrower or any of its Subsidiaries, such visit or inspection will be at the expense of the Administrative Agent, and the Administrative Agent shall be limited to one visit or inspection annually, unless an Event of Default has occurred which has not been waived.

(f)                 Keeping of Records and Books of Account.   The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(g)                Compliance with Laws.   The Borrower shall, and shall cause each Subsidiary of the Borrower, to (i) comply with the requirements of all present and future applicable laws (including, without limitation, the FPA and the IPSCA), rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a Material Adverse Effect, (ii) without limiting clause (i) above, ensure that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (x) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (y) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders and (iii) without limiting clause (i) above, comply with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.

(h)                Use of Proceeds.   The Borrower will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.9 [Use of Proceeds] and as permitted by applicable Law.

(i)                  Anti-Terrorism Laws.   Neither the Borrower nor any of its Subsidiaries is or shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.  The Borrower shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Borrower and its Subsidiaries with Anti-Terrorism Laws.

(j)                 Substitution of Letters of Credit.   The Borrower shall cause each beneficiary of a letter of credit issued under the Existing Credit Agreement to accept a substitute Letter of Credit issued under Section 2.10 [Letter of Credit Subfacility] such that all letters of credit issued under the Existing Credit Agreement shall no longer be outstanding 20 days after the Closing Date; provided however, upon written request of the Borrower to the Administrative Agent, such 20 day period may be extended an additional 20 days at the discretion of the Administrative Agent.

8.2              Negative Covenants.   From the date hereof and thereafter for so long as any Obligations are outstanding or the Borrower is indebted to the Lenders under any of the Loan Documents and until Payment in Full, the Borrower shall not, and shall not permit any of its Subsidiaries to:

(a)                Liens.  Create, incur, assume, or suffer to exist any Lien of any nature, upon or with respect to any of its properties, now owned or hereafter acquired, or assign as collateral or otherwise convey as collateral, any right to receive income, except that the foregoing restrictions shall not apply to:

(i)                  Liens for taxes, assessments, or governmental charges or levies on property if the same shall not at the time be delinquent or thereafter can be paid without penalty or interest, or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provision has been made in accordance with GAAP;

(ii)                Liens imposed by law, such as carriers', warehousemen's and mechanics' liens, bankers' set-off rights and other similar liens arising in the ordinary course of business for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted and for which proper reserve or other provisions has been made in accordance with GAAP;

(iii)               Liens arising in the ordinary course of business out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other Social Security or retirement benefits, or similar legislation;

(iv)              Liens arising from or upon any judgment or award, provided that such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;

(v)                deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vi)              easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of business by the Borrower or the applicable Subsidiary;

(vii)             Liens against property of the Borrower securing Indebtedness of the Borrower which is evidenced by the Mortgage and Deed of Trust dated May 1, 1940, from the Borrower to American National Bank and Trust Company of Chicago (or any successor trustee), and any and all supplements thereto;

(viii)           Liens on any property acquired, constructed or improved by the Borrower or any Subsidiary after the Closing Date which are created or assumed contemporaneously with, or within one hundred twenty days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such one hundred twenty day period, to secure or provide for the payment of all or any part of such acquisition, construction or improvement incurred after the Closing Date (provided that no such Lien shall extend to or cover any property other than the property so acquired or constructed, or the improvements on the property so improved), or in addition to Liens contemplated by clause (ix) below, Liens on any property existing at the time of acquisition thereof (other than any such Lien created in contemplation of such acquisition), provided that the Liens shall not apply to any property theretofore owned by the Borrower or any Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property is constructed or the improvement is located;

(ix)              Liens existing on any property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary or becomes a Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;

(x)                Liens or charges incurred in the ordinary course of business of the Borrower or any Subsidiary which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(xi)              Liens to secure obligations under the Permitted Receivables Financing, in those accounts or contracts giving rise to accounts of the Borrower, which accounts or contracts giving rise to accounts are to be sold by the Borrower as part of the Permitted Receivables Financing; and

(xii)             deposits with Bank of America, N.A. to secure reimbursement obligations for letters of credit issued under the Existing Credit Agreement; provided that such deposits are released as such letters of credit either are presented for payment (and the issuer is reimbursed by the Borrower) or are returned to the issuer for cancellation.

(b)               Assumptions or Guaranties of Indebtedness.    Assume, guarantee, endorse, or otherwise become contingently liable in connection with any obligation, except:

(i)                  pursuant to the provisions of this Agreement and Indebtedness to the Lenders;

(ii)                Indebtedness incurred in the ordinary course of business, excluding Indebtedness for borrowed money or having the commercial effect of a borrowing of money of Persons which are not Subsidiaries of the Borrower;

(iii)               assumptions, guaranties, endorsements and contingent liabilities within the definition of Indebtedness or permitted by Section 8.2 [Indebtedness];

(iv)              if such is approved by the IURC or the FERC; or

(v)                such other contingent liabilities incurred after the date hereof which do not exceed $40,000,000 in the aggregate at any time.

(c)                Dissolution.    Dissolve, liquidate, wind up, merge or consolidate with another Person; provided, however (i) the Borrower may merge with another Person if upon the completion of such merger, the Borrower is the surviving entity, (ii) any Subsidiary may be merged into the Borrower or a wholly owned Subsidiary and (iii) the Borrower may liquidate, dissolve or wind-up immaterial Subsidiaries (a Subsidiary being deemed "immaterial" for this purpose if it has less than 5% of the assets of the Borrower and its consolidated Subsidiaries).

(d)               Sale of Assets.   Sell, lease, transfer or dispose of any of its assets except:

(i)                  in the ordinary course of business;

(ii)                as approved by the IURC;

(iii)               any sale of accounts or contracts giving rise to accounts pursuant to the Permitted Receivables Financing or

(iv)              as such are released under the Mortgage and Deed of Trust dated May 1, 1940, from the Borrower to American National Bank and Trust Company of Chicago (or any successor trustee), and any and all supplements thereto.

(e)                Change in Nature of Business.    Make any material change in the nature of its business.

(f)                 Sale and Leaseback.    Enter into any sale and leaseback arrangement with any lender or investor, or enter into any leases except in the normal course of business at reasonable rents comparable to those paid for similar leasehold interests in the area and except for those which do not exceed $40,000,000 in any single transaction.

(g)                Sale of Accounts.    Sell, assign, discount, or dispose in any way of promissory notes or trade acceptances held by the Borrower or any Subsidiary, with or without recourse, except pursuant to a Permitted Receivables Financing or otherwise in the ordinary course of business.

(h)                Indebtedness.    Incur, create, become or be liable directly or indirectly in any manner with respect to or permit to exist any Indebtedness except:

(i)                  Indebtedness arising in the ordinary course of business (other than Indebtedness for borrowed money);

(ii)                Indebtedness under the Loan Documents;

(iii)               Indebtedness with respect to trade obligations and other normal accruals and customer deposits in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower or the applicable Subsidiary is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent such Person has set aside on its books adequate reserves therefore;

(iv)              Indebtedness of the Borrower arising under commercial paper obligations;

(v)                Indebtedness of the Borrower approved by the IURC or the FERC ("Approved Indebtedness");

(vi)              Indebtedness secured by Liens permitted under Section 8.2(a) [Liens];

(vii)             Indebtedness under the Permitted Receivables Financing; and

(viii)           Indebtedness entered into in connection with Interest Rate Hedges and Commodity Hedges.

(i)                  Other Agreements.   If there exists an Event of Default or a Potential Default, amend any of the terms or conditions of any indenture, agreement, documents, note or other instrument evidencing, securing, or relating to any other Indebtedness permitted under Section 8.2(h) [Indebtedness].

(j)                 Prepayment of Other Loans.   If there exists an Event of Default or Potential Default, make any prepayment of any principal of or interest on any Indebtedness (other than the Obligations) or any payment, prepayment, redemption, defeasance, sinking fund payment, other repayment or deposit for the purpose of any such prepayment.

(k)               Change of Fiscal Year.   Change its fiscal year.

(l)                  Subordination of Claims.    If there exists an Event of Default or Potential Default, subordinate or permit to be subordinated any present or future claim against or obligation of another Person, except as ordered in a bankruptcy or similar creditors' remedy proceeding of such other Person.

(m)              Dividends.   If there exists an Event of Default or Potential Default, declare or make payment of dividends to holders of common equity interests of the Borrower; provided that Subsidiaries may pay dividends to the Borrower or to Subsidiaries that are wholly owned by the Borrower.

(n)                Financial Covenant.   Permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Total Debt to (ii) Consolidated Total Capitalization to be greater than 0.65 to 1.00.

(o)               Affiliates.  Enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms'-length transaction.

(p)               Investments and Acquisitions.    Make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefore, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)                  Cash Equivalent or Short-Term Investments.

(ii)                Investments in Subsidiaries and other Investments, in each case in existence on the date hereof and described in Schedule 8.2(p).

(iii)               Investments in Persons principally engaged in a field of enterprise engaged in by the Borrower and its Subsidiaries on the date hereof and any other field of enterprise substantially related, ancillary or complementary thereto.

(iv)              other Investments not exceeding $40,000,000 in the aggregate outstanding at any time.

(q)               Certain Restrictions.  Not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by the Borrower or any Subsidiary, or pay any Indebtedness owed to the Borrower or any Subsidiary (other than customary limits imposed by corporate law and fraudulent conveyance statutes), (b) make loans or advances to the Borrower or (c) transfer any of its assets or properties to the Borrower (other than pursuant to a Permitted Receivables Financing), except for such encumbrances or restrictions existing by reason of or under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of such Subsidiary and (iv) restrictions binding on any Subsidiary on the date it becomes a Subsidiary, provided such restrictions were not created in contemplation of such Person becoming a Subsidiary.

8.3              Reporting Requirements.   The Borrower will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a)                Quarterly Financial Statements.   As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, any Vice President, Chief Financial Officer, Controller or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

(b)               Annual Financial Statements.   As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent.  The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any the Borrower under any of the Loan Documents.

(c)                Certificate of the Borrower.   Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3(a) [Quarterly Financial Statements] and 8.3(b) [Annual Financial Statements], a certificate (each a "Compliance Certificate") of the Borrower signed by the Chief Executive Officer, President, any Vice President, Chief Financial Officer, Controller or Treasurer of the Borrower, in the form of Exhibit 8.3.

(d)               Notices.

(i)                  Default.  Promptly after any officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which the Borrower Party proposes to take with respect thereto.

(ii)                Litigation.  Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any Subsidiary of the Borrower which involve a claim or series of claims which could reasonably be expected to result in liability in excess of $25,000,000 or which if adversely determined would constitute a Material Adverse Change.

(iii)               Organizational Documents.  Promptly and in any event within five dates thereafter, any amendment to the Articles of Incorporation or Bylaws of the Borrower.

(iv)              Erroneous Financial Information.  Promptly in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.

(v)               ERISA Event.  Promptly upon the occurrence of any ERISA Event.

(vi)              Preferred Stock Filing.  Promptly, written notice of any filing with the IURC to seek authority to issue any preferred stock;

(vii)             FERC Order.  Promptly upon receipt of the same, a copy of any extension, renewal or replacement of the FERC Order, certified by an officer of the Borrower; and

(viii)           Other Reports.  Promptly upon their becoming available to the Borrower:

A.                 Management Letters.  Any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

B.                 Other Information.  Such other reports and information as any of the Lenders may from time to time reasonably request.

9.                     DEFAULT

9.1              Events of Default.   An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)                Payments Under Loan Documents.   The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation on the date on which such principal is due or any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days of the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof;

(b)               Breach of Warranty.   Any representation or warranty made at any time by the Borrower herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

(c)                Breach of Negative Covenants or Visitation Rights.   The Borrower shall default in the observance or performance of any covenant contained in Section 8.1(a) [Preservation of Existence], Section 8.1(e) [Visitation Rights] or Section 8.2 [Negative Covenants];

(d)               Breach of Other Covenants.   The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of twenty (20) days;

(e)                Defaults in Other Agreements or Indebtedness.   A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or any Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of $25,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

(f)                 Final Judgments or Orders.   Any final judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be entered against the Borrower by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

(g)                Loan Document Unenforceable.   Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(h)                Uninsured Losses; Proceedings Against Assets.   There shall occur any material uninsured damage to or loss, theft or destruction of any assets of the Borrower in excess of $25,000,000 or the Borrower's assets in excess of $25,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(i)                  Events Relating to Plans and Benefit Arrangements.   (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000, or (ii) the Borrower fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000;

(j)                 Change of Control.   (i) IPALCO shall at any time fail to own, directly or indirectly, all of the issued and outstanding common stock of the Borrower or (ii) IPALCO shall at any time not be entitled to elect a majority of the members of the Board of Directors of the Borrower;

(k)               Mortgage Event of Default.    The Borrower shall suffer to exist beyond any applicable grace period any event of default under the Mortgage and Deed of Trust from the Borrower to American National Bank and Trust Company of Chicago (or any successor trustee), dated May 1, 1940, and any and all supplements thereto, unless such event of default has been waived in writing by the appropriate party or parties to such agreement; or

(l)                  Relief Proceedings.   (i) A Relief Proceeding shall have been instituted against any the Borrower or any Subsidiary of the Borrower and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Borrower or any Subsidiary of the Borrower institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Borrower or any Subsidiary of the Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature.

9.2              Consequences of Event of Default.

(a)                Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.   If an Event of Default specified under Sections 9.1(a) through 9.1(k) shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(b)               Bankruptcy, Insolvency or Reorganization Proceedings.   If an Event of Default specified under Section 9.1(l) [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lender shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

(c)                Set-off.   If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have.  Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

(d)               Application of Proceeds.   From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Administrative Agent from the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)                  first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with collection of any Obligations of the Borrower under any of the Loan Documents, including advances made by the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the assets of the Borrower;

(ii)                second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lenders or their Affiliates incurred under this Agreement, whether of principal, interest, fees, expenses or otherwise and to cash collateralize the Letter of Credit Obligations, in such manner as the Administrative Agent may determine in its discretion; and

(iii)               the balance, if any, as required by Law.

10.                   THE ADMINISTRATIVE AGENT

10.1          Appointment and Authority.   Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

10.2          Rights as a Lender.   The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3          Exculpatory Provisions.   The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4          Reliance by Administrative Agent.   The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5          Delegation of Duties.   The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6          Resignation of Administrative Agent.   The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender.  Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7          Non-Reliance on Administrative Agent and Other Lenders.   Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8          No Other Duties, etc.   Anything herein to the contrary notwithstanding, none of the Sole Bookrunner, Sole Lead Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9          Administrative Agent's Fee.   The Borrower shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of a letter (the "Administrative Agent's Letter") between the Borrower and Administrative Agent, as amended from time to time.

10.10      No Reliance on Administrative Agent's Customer Identification Program.   Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

11.                   MISCELLANEOUS

11.1          Modifications, Amendments or Waivers.   With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made which will:

(a)                Increase of Commitment.   Increase the amount of the Facility A Commitment, the Facility B Commitment or the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;

(b)               Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment.   Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan, the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby; or

(c)                Miscellaneous.   Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions, Etc.] or 5.3 [Sharing of Payments by Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, Facility A Percentage or Facility B Percentage, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent or the Issuing Lender may be made without the written consent of such Administrative Agent or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1(a) through 11.1 (c) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6(b) [Replacement of a Lender].

11.2          No Implied Waivers; Cumulative Remedies.   No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

11.3          Expenses; Indemnity; Damage Waiver.

(a)                Costs and Expenses.   The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii)  all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)               Indemnification by the Borrower.   The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                Reimbursement by Lenders.   To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3(a) [Costs and Expenses] or 11.3(b) [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender's Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.

(d)               Waiver of Consequential Damages, Etc.   To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                Payments.   All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

11.4          Holidays.   Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5          Notices; Effectiveness; Electronic Communication.

(a)                Notices Generally.   Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5(b) [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.5(b) [Electronic Communications], shall be effective as provided in such Section.

(b)               Electronic Communications.   Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                Change of Address, Etc.   Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

11.6          Severability.   The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.7          Duration; Survival.   All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Section 11.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full.  All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment In Full.

11.8          Successors and Assigns.

(a)                Successors and Assigns Generally.   The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8(b) [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8(d) [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f) [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders.   Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                  Minimum Amounts.

A.                 in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

B.                 in any case not described in clause (i)(A) of this Section 11.8(b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.  No assignment shall cause the Ratable Share of any Lender to be a percentage amount which is different from the Facility A Percentage and the Facility B Percentage of such Lender.

(iii)               Required Consents.  No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:

A.                 the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

B.                 the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)              Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)                No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

(vi)              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(c) [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d) [Participations].

(c)                Register.   The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)               Participations.   Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 11.1(a) [Increase of Commitment, Etc.], or 11.1(b) [Extension of Payment, Etc.].  Subject to Section (e)11.8(e) [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 5.8 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8(b) [Assignments by Lenders].  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.2(c) [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender.

(e)                Limitations upon Participant Rights Successors and Assigns Generally.   A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 11.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.9(e) [Status of Lenders] as though it were a Lender.

(f)                 Certain Pledges; Successors and Assigns Generally.   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.9          Confidentiality.

(a)                General.   Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)               Sharing Information With Affiliates of the Lenders.   The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9(a) [General].

11.10      Counterparts; Integration; Effectiveness.

(a)                Counterparts; Integration; Effectiveness.   This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)                Governing Law.   This Agreement shall be deemed to be a contract under the Laws of the State of Indiana without regard to its conflict of laws principles.  Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of Indiana without regard to is conflict of laws principles.

(b)               SUBMISSION TO JURISDICTION.   THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF INDIANA SITTING IN MARION COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH INDIANA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE.   THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d)               SERVICE OF PROCESS.   EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12      USA Patriot Act Notice.   Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

Indianapolis Power & Light Company

/s/ Connie R. Horwitz
Connie R. Horwitz
Treasurer and Assistant Secretary

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

/s/ Tracy J. Venable
Tracy J. Venable
Senior Vice President

BANK OF AMERICA, N.A., individually and as Syndication Agent

/s/ Justin Martin
Justin Martin
Vice President

UNION BANK, N.A., individually and as Documentation Agent

/s/ Jesus Serrano
Jesus Serrano
Vice President

JPMORGAN CHASE BANK, N.A.

U.S. BANK NATIONAL ASSOCIATION

/s/ Eric Cosgrove
Eric Cosgrove
Vice President

THE HUNTINGTON NATIONAL BANK

/s/ Gregory S. Leszczuk
Gregory S. Leszczuk
Vice President

FIFTH THIRD BANK

/s/ William J. Krummen
William J. Krummen
Vice President

SCHEDULE 1.1(A)

PRICING GRID--

VARIABLE PRICING AND FEES BASED ON BORROWER'S RATING

The "Applicable Margin", "Applicable Commitment Fee Rate" and "Applicable Letter of Credit Fee Rate" for any day are the respective rates per annum set forth below corresponding to the Status that exists on such day:

Level	Borrower's Rating(Fitch/Moody's/S&P)	Applicable Margin for LIBOR Loan	Applicable Margin for Base Rate Loan	Applicable Commitment Fee Rate	Applicable Letter of Credit Fee Rate
1	≥ A-/A3/A-	1.25%	0.25%	0.15%	1.25%
2	≥ BBB+/Baa1/BBB+	1.50%	0.50%	0.20%	1.50%
3	≥ BBB/Baa2/BBB	1.75%	0.75%	0.25%	1.75%
4	≥ BBB-/Baa3/BBB-	2.00%	1.00%	0.30%	2.00%
5	≥ BB+/Ba1/BB+	2.50%	1.50%	0.40%	2.50%
6	< BB+/Ba1/BB+	2.75%	1.75%	0.50%	2.75%

For purposes of this Schedule, the following terms have the following meanings:

"Fitch" means Fitch, Inc.

"Fitch Rating" means the rating assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of Fitch shall be disregarded.  If Fitch does not maintain a senior unsecured debt rating for the Borrower, "Fitch Rating" shall mean the corporate credit rating assigned by Fitch to the Borrower.  The rating in effect on any date is that in effect on the close of business on such date.

"Moody's" means Moody's Investors Service, Inc.

"Moody's Rating" means the rating assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded.  If Moody's does not maintain a senior unsecured debt rating for the Borrower, "Moody's Rating" shall mean the corporate credit rating assigned by Moody's to the Borrower.    The rating in effect on any date is that in effect on the close of business on such date.

"Rating" means a Fitch Rating, Moody's Rating or S&P Rating, as appropriate.

"Rating Agency" means Fitch, Moody's or S&P, as appropriate.

"S&P" means Standard & Poor's Ratings Group.

"S&P Rating" means the rating assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded.  If S&P does not maintain a senior unsecured debt rating for the Borrower, "S&P Rating" shall mean the corporate credit rating assigned by S&P to the Borrower.    The rating in effect on any date is that in effect on the close of business on such date.

"Status" refers to the determination of which of Level 1 Status, Level 2 Status, Level 3 Status, Level 4 Status, Level 5 Status or Level 6 Status exists at any date.

For purposes of the foregoing, (a) if no Rating Agency shall have in effect a Rating, the Applicable Margin and the Applicable Commitment Fee Rate will be set in accordance with Level 6; (b) if only one Rating Agency shall have in effect a Rating, the Applicable Margin and the Applicable Commitment Fee Rate shall be determined by reference to the available Rating; (c) if only two of the Rating Agencies have in effect a Rating and such Ratings shall fall within different levels, the Applicable Margin and the Applicable Commitment Fee Rate shall be based upon the higher Rating unless such Ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; (d) if the Ratings shall fall within three different levels, then the Applicable Margin and the Applicable Commitment Fee Rate shall be based upon one level above the mid-point between the highest and lowest Rating (or if such calculation does not yield an exact mid-point Rating, the higher of the two intermediate mid-point Ratings); (e) if the Ratings shall fall within different levels and two of the Ratings fall in the same level (the "Majority Level"), and the third Rating is in a different level, then the Applicable Margin and the Applicable Commitment Fee Rate shall be determined by reference to the Majority Level; (f) if any Rating shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the Rating Agency making such change.

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Facility A Commitment	Facility B Commitment	Revolving Credit Commitment	Ratable Share
Name: PNC Bank, National Association Address: 101 W. Washington, Suite 200E Indianapolis, IN 46255 Attention: Tracy J. Venable Telephone: (317) 267-7066 Telecopy: (317) 267-8899	$54,444,000	$10,556,000	$65,000,000	26.000000000%
Name: Bank of America, N.A. Address: One Bryant Park NY1-100-32-01 New York, NY 10036 Attention: Justin Martin Telephone: (646) 855-1964 Telecopy: (646) 855-1936	$35,598,000	$6,902,000	$42,500,000	17.000000000%
Name: Union Bank, N.A. Address: 445 S. Figueroa Street Los Angeles, CA 90071 Attention: Jesus Serrano Telephone: (213) 236-4194 Telecopy: (213) 236-4096	$35,598,000	$6,902,000	$42,500,000	17.000000000%
Name: JPMorgan Chase Bank, N.A. Address: 383 Madison Avenue, Floor 24 New York, NY 10179 Attention: Juan J. Javellana Telephone: (212) 270-4272 Telecopy: (212) 270-3897	$20,940,000	$4,060,000	$25,000,000	10.000000000%
Name: U.S. Bank National Association Address: 425 Walnut Street 8th Floor ML CN-OH-W8 Cincinnati, OH 45202 Attention: Shawn O'hara Telephone: (917) 256-2805 Telecopy: (513) 632-2068	$20,940,000	$4,060,000	$25,000,000	10.000000000%
Name: The Huntington National Bank Address: 41 South High Street Columbus, OH 43215 Attention: Joseph A Tonges Telephone: (614) 480-3722 Telecopy: (877) 274-8593	$20,940,000	$4,060,000	$25,000,000	10.000000000%
Name: Fifth Third Bank Address: 5050 Kingsley Drive Mail Drop:1MOC2B Cincinnati, OH 45263 Attention: William J. Krummen Telephone: (317) 383-2145 Telecopy: (317) 383-2320	$20,940,000	$4,060,000	$25,000,000	10.000000000%
Total	$209,400,000	$40,600,000	$250,000,000	100%

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:

ADMINISTRATIVE AGENT

Name: PNC Bank, National Association

Address: One PNC Center, Suite 400E

Indianapolis, IN 46255

Attention: Tracy J. Venable

Telephone:        (317) 267-7066

Telecopy:         (317) 267-7399

With a Copy To:

Agency Services, PNC Bank, National Association

Mail Stop: P7-PFSC-04-I

Address: 500 First Avenue

Pittsburgh, PA 15219

Attention:          Agency Services

Telephone:        (412) 762-6442

Telecopy:         (412) 762-8672

BORROWER:

Name: Indianapolis Power & Light Company

Address: One Monument Circle

Indianapolis, IN 46204

Attention: Connie R. Horwitz

Telephone:        (317) 261-8670

Telecopy:         (317) 281-9815

SCHEDULE 6.1(a)

QUALIFICATIONS TO DO BUSINESS

Indianapolis Power & Light Company                           Indiana

IPL Funding Corporation                                              Indiana

SCHEDULE 6.1(B)

SUBSIDIARIES AND OWNERS

Subsidiary:

Name	Jurisdiction of Organization	Amount, percentage and type of Equity Interest in Subsidiary
IPL Funding Corporation	Indiana	1,000 Shares of common stock 100% of common equity in IPL Funding Corporation

Owner:

Name	Amount, percentage and type of common equity interest of Borrower
IPALCO Enterprises, Inc.	17,206,630 Shares of common stock 100% of the common equity interest of Indianapolis Power & Light Company

There are no options, warrants or other rights outstanding to purchase any equity interest in either Indianapolis Power & Light Company or IPALCO Enterprises, Inc.

SCHEDULE 6.1(e)

LITIGATION

Asbestos litigation:

As of December 14, 2010 IPL is a defendant in a little less than one hundred lawsuits alleging personal injury or wrongful death stemming from exposure to asbestos and asbestos containing products formerly located in IPL power plants. IPL has been named as a "premises defendant" meaning that IPL did not mine, manufacture, distribute or install asbestos or asbestos containing products. These suits have been brought on behalf of persons who worked for contractors or subcontractors hired by IPL. IPL has insurance which may cover some portions of these claims; currently, these cases are being defended by counsel retained by various insurers who wrote policies applicable to the period of time during which much of the exposure has been alleged. It is possible that a material additional loss with regard to the asbestos lawsuits could be incurred. At this time, an estimate of additional loss cannot be made. IPL has settled a number of asbestos related lawsuits for amounts which, individually and in the aggregate, were not material to IPL or IPALCO's results of operations, financial condition or cash flows. Historically, settlements paid on IPL's behalf have been comprised of proceeds from one or more insurers along with comparatively smaller contributions by IPL. We are unable to estimate the number of, the effect of, or losses or range of loss which are reasonably possible from the pending lawsuits or any additional asbestos suits. Furthermore, we are unable to estimate the portion of a settlement amount, if any, that may be paid from any insurance coverage for any known or unknown claims. Accordingly, there is no assurance that the pending or any additional suits will not have a material adverse effect on IPALCO's results of operations, financial condition or cash flows.

EPA New Source Review:

In October 2009, IPL received a Notice of Violation and Finding of Violation ("NOV") from the U.S. Environmental Protection Agency pursuant to the U.S. Clean Air Act ("CAA") Section 113(a). The NOV alleges violations of the CAA at IPL's three coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and Nonattainment New Source Review Requirements under the CAA. Since receiving the letter, IPL management has met with the U.S. Environmental Protection Agency ("EPA") staff and is currently in discussions with the EPA regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties and to install additional pollution control technology systems on coal-fired electric generating units. A similar outcome in this case could have a material impact to our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology systems to reduce air regulated emissions; however, there can be no assurances that we would be successful in that regard.

SCHEDULE 6.1(n)

ENVIRONMENTAL DISCLOSURES

EPA New Source Review:

In October 2009, IPL received a Notice of Violation and Finding of Violation ("NOV") from the U.S. Environmental Protection Agency pursuant to the U.S. Clean Air Act ("CAA") Section 113(a). The NOV alleges violations of the CAA at IPL's three coal-fired electric generating facilities dating back to 1986. The alleged violations primarily pertain to the Prevention of Significant Deterioration and Nonattainment New Source Review Requirements under the CAA. Since receiving the letter, IPL management has met with the U.S. Environmental Protection Agency ("EPA") staff and is currently in discussions with the EPA regarding possible resolutions of the NOV. At this time, we cannot predict the ultimate resolution of this matter. However, settlements and litigated outcomes of similar cases have required companies to pay civil penalties and to install additional pollution control technology systems on coal-fired electric generating units. A similar outcome in this case could have a material impact to our business. We would seek recovery of any operating or capital expenditures related to air pollution control technology systems to reduce air regulated emissions; however, there can be no assurances that we would be successful in that regard.

SCHEDULE 7.1(a)

REQUIREMENTS OF OPINION OF COUNSEL

The opinions of counsel shall confirm those representations and warranties contained in Section 6.1 of the Credit Agreement which are listed below:

6.1.1    Organization and Qualification; Power and Authority

6.1.2    Subsidiaries; Investment Companies

6.1.3    Validity and Binding Effect

6.1.4    No Conflict; Consents

6.1.5    Litigation

Such other matters as the Administrative Agent may reasonably request

SCHEDULE 8.2(p)

EXISTING INVESTMENTS

Name	Book Value at 11/30/2010
IPL Funding Corporation	$717,254.82
Tecumseh Coal Common Stock	($51,661.59)
Lynx Capital Corporation	$100,000.00
City of Petersburg 1995B	$40,000,000.00
Available for sale securities	$1,684,238.00

  EXHIBIT 1.1(A)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, modified, or supplemented, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                  Assignor:                                  ______________________________

2.                  Assignee:                                  ______________________________ [and is an Affiliate of [identify Lender]]

3.                  Borrower:                                 INDIANAPOLIS POWER & LIGHT COMPANY

4.                  Administrative Agent:                PNC BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement

5.                  Credit Agreement:                    The Credit Agreement dated as of December 14, 2010, among Indianapolis Power & Light Company, the Lenders party thereto, and PNC Bank, National Association, as Administrative Agent.

6.                  Assigned Interest:

 Facility Assigned Aggregate Amount of Commitment/Loans for all Lenders Amount of Commitment/ Loans Assigned Percentage Assigned of Commitment/Loans[1] CUSIP Number Revolving Credit Commitment $ $                %

7.                  [Trade Date:                          ______________][2]

    [1] Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[2] To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:   ________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.][3]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:
Name:
Title:

ASSIGNEE

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Consented to[4]:

INDIANAPOLIS POWER & LIGHT COMPANY

By:
Name:
Title:

[3] Assignor shall pay a fee of $3,500to the Administrative Agent in connection with the Assignment and Assumption.

[4] If applicable.

ANNEX 1

INDIANAPOLIS POWER & LIGHT COMPANY

CREDIT FACILITY

STANDARD TERMS AND CONDITIONS

 FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

     1.         Representations and Warranties.

1.1       Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 [Reporting Requirements] thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if Assignee is not incorporated or organized under the Laws of the United States of America or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the State of Indiana without regard to its conflict of laws principles.

EXHIBIT 1.1(N)(1)
REVOLVING CREDIT NOTE

$______________                                                                                       Pittsburgh, Pennsylvania
                                                                                                                           December 14, 2010

FOR VALUE RECEIVED, the undersigned, INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (herein called the "Borrower"), hereby unconditionally promises to pay to the order of [________________________________] (the "Lender"), the lesser of (i) the principal sum of [______________________________ Dollars (US$____________)], or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to Section 2.7(d) [Repayment of Revolving Credit Loans] of the Credit Agreement, dated as of the date hereof, among the Borrower, the Lenders now or hereafter party thereto and PNC Bank, National Association, as administrative agent, (hereinafter referred to in such capacity as the "Administrative Agent") (as amended, restated, modified, or supplemented from time to time, the "Credit Agreement"), together with all outstanding interest thereon on the Expiration Date.
The Borrower shall pay interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.  Subject to the provisions of the Credit Agreement, interest on this Revolving Credit Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.
Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 unless otherwise directed in writing by the Administrative Agent, in lawful money of the United States of America in immediately available funds.
This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions contained therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Credit Note and the Credit Agreement.
This Revolving Credit Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Revolving Credit Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of Indiana without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Revolving Credit Note.

[SIGNATURE PAGE FOLLOWS]

  [SIGNATURE PAGE TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Revolving Credit Note by its duly authorized officer with the intention that it constitute a sealed instrument.

INDIANAPOLIS POWER & LIGHT COMPANY
                                                                             By:
                                                                                                                                                       Name:                                                                                                                                                  Title:

EXHIBIT 1.1(N)(2)

SWING LOAN NOTE

$20,000,000                                                                                                 Pittsburgh, Pennsylvania

                                                                                                                           December 14, 2010

FOR VALUE RECEIVED, the undersigned, INDIANAPOLIS POWER & LIGHT COMPANY, an Indiana corporation (herein called the "Borrower"), hereby unconditionally promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the "Lender"), the lesser of (i) the principal sum of Twenty Million Dollars (US$20,000,000), or (ii) the aggregate unpaid principal balance of all Swing Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of the date hereof among the Borrower, the Lenders now or hereafter party thereto, and the Lender, as administrative agent (hereinafter referred to in such capacity as the "Administrative Agent") (as amended, restated, modified, or supplemented from time to time, the "Credit Agreement"), payable with respect to each Swing Loan evidenced hereby on the earlier of (i) demand by the Lender or (ii) on the Expiration Date.

The Borrower shall pay interest on the unpaid principal balance of each Swing Loan from time to time outstanding from the date hereof at the rate per annum and on the date(s) provided in the Credit Agreement.  Subject to the provisions of the Credit Agreement, interest on this Swing Loan Note will be payable pursuant to Section 5.5 [Interest Payment Dates] of, or as otherwise provided in, the Credit Agreement.  If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, unless otherwise provided in the Credit Agreement, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Swing Loans evidenced by this Swing Loan Note at a rate per annum as set forth in Section 4.3 [Interest After Default] of the Credit Agreement.  Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Swing Loan Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants, conditions contained therein.  The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified.  The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Loan Note and the Credit Agreement.

The Borrower acknowledges and agrees that the Lender may at any time and in its sole discretion demand payment of all amounts outstanding under this Swing Loan Note without prior notice to the Borrower.

This Swing Loan Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns.  All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed, by and construed and enforced in accordance with, the internal laws of the State of Indiana without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement and Section 1.2 [Construction] of the Credit Agreement shall apply to this Swing Loan Note.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Swing Loan Note by its duly authorized officers with the intention that it constitute a sealed instrument.

 INDIANAPOLIS POWER & LIGHT COMPANY

By:

Name:

Title:

EXHIBIT 2.6(A)

FORM OF
BORROWER LOAN REQUEST

TO:      PNC Bank, National Association, as Administrative Agent
            PNC Firstside Center
            500 First Avenue, Mail-Stop:  P7-PFSC-05-W
            Pittsburgh, PA  15219
            Telephone No.:  (412) 768-5439
            Telecopier No.:  (412) 705-2006
            Attn:  Carrie Ann Gary

FROM:         Indianapolis Power & Light Company, an Indiana corporation (the "Borrower")
RE:        Credit Agreement (as it may be amended, restated, modified or supplemented, the
            "Credit Agreement"), dated as December 14, 2010, by and among the Borrower, the Lenders party thereto and PNC Bank, National Association, as administrative agent for the Lenders, (the "Administrative Agent").

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Agreement.

A. Pursuant to Section 2.6(a) [Revolving Credit Loan Requests] of the Credit Agreement, the undersigned Borrower irrevocably requests [check one line under 1.(a) below and fill in blank space next to the line as appropriate]:

1(a) ________  A new Facility A Loan, OR

  ________  Renewal of the LIBOR Rate Option applicable to an outstanding Facility A Loan originally made on __________ , 20__, OR

  ________  Renewal of the LIBOR Rate Option applicable to an outstanding Facility B Loan originally made on __________ , 20__, OR                    Conversion of the Base Rate Option applicable to an outstanding Facility A Loan originally made on _________, 20__ to a Loan to which the LIBOR Rate Option applies, OR

  ________  Conversion of the Base Rate Option applicable to an outstanding Facility B Loan originally made on _________, 20__ to a Loan to which the LIBOR Rate Option applies, OR

  ________  Conversion of the LIBOR Rate Option applicable to an outstanding Facility A Loan originally made on __________ __, 20__ to a Loan to which the Base Rate Option applies.

  ________  Conversion of the LIBOR Rate Option applicable to an outstanding Facility B Loan originally made on __________ __, 20__ to a Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one line under 1.(b) below and fill in blank spaces in line next to line]:

1(b)(i)                Under the Base Rate Option.  Such Loan shall have a Borrowing Date of __________, 20___ (which date shall be the same Business Day of receipt by the Administrative Agent by 11:00 a.m. eastern time of this Loan Request for making a new Facility A Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Loan to which the LIBOR Rate Option applies is being converted to a Loan to which the Base Rate Option applies).       OR

(ii)                Under the LIBOR Rate Option.  Such Loan shall have a Borrowing Date of _____________, 20__ (which date shall be three (3) Business Days subsequent to the Business Day of receipt by the Administrative Agent by 11:00 a.m. eastern time of this Loan Request for making a new Facility A Loan to which the LIBOR Rate Option applies, renewing a Loan to which the LIBOR Rate Option applies, or converting a Loan to which the Base Rate Option applies to a Loan to which the LIBOR Rate Option applies).

2 Such Loan is in the principal amount of U.S. $_____________ or the principal amount to be renewed or converted is U.S. $_____________ [not to be less than $1,000,000 and in increments of $100,000 for each Borrowing Tranche under the LIBOR Rate Option and not less than the lesser of $100,000 or the maximum amount available for Borrowing Tranches under the Base Rate Option.]

3 [Complete blank below if the Borrower is selecting the LIBOR Rate Option]: Such Loan shall have an Interest Period of [one, two, three, or six] Month(s):                                                                    _______________________________

B As of the date hereof and the date of making the above-requested Loan (and after giving effect thereto): the Borrower performed and complied with all covenants and conditions of such Persons under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to the Borrower, any Subsidiary of the Borrower, or any Lender; the making of such Loan shall not cause the Revolving Facility Usage to exceed the Revolving Credit Commitments.

C. Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:

1                Funds to be deposited into a PNC Bank bank account per our current standing instructions.  Complete amount of deposit if not full loan advance amount:                                                          U.S. $_______________.

2                Funds to be wired per the following wire instructions:

U.S. $_________________  Amount of Wire Transfer

Bank Name:  _____________________

ABA:  __________________________

Account Number: _________________

Account Name: ___________________

Reference: _______________________

3                Funds to be wired per the attached Funds Flow (multiple wire transfers).

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO BORROWER LOAN REQUEST]

The Borrower certifies to the Administrative Agent for the benefit of the Lenders as to the accuracy of the foregoing on ________________, 20___.

   BORROWER:

INDIANAPOLIS POWER & LIGHT COMPANY

By:                                                                              ,

Name:                                                                          ,

Title:                                                                             ,

EXHIBIT 2.6(B)

TRUSTEE LOAN REQUEST

To:                   PNC Bank, National Association, as Administrative Agent

                        PNC Firstside Center

    500 First Avenue, Mail-Stop:  P7-PFSC-05-W

    Pittsburgh, PA  15219

    Telephone No.:  (412) 768-5439

    Telecopier No.:  (412) 705-2006

    Attn:  Carrie Ann Gary

This Advance Request is delivered to you pursuant to Section 2.6(a) of the Credit Agreement (as it may be amended, restated, modified or supplemented, the "Credit Agreement"), dated as December 14, 2010, by and among Indianapolis Power & Light Company, an Indiana corporation (the "Borrower"), the Lenders party thereto (the "Lenders") and PNC Bank, National Association, as administrative agent for the Lenders, (the "Administrative Agent").  Capitalized terms shall have the meanings ascribed to them in the Credit Agreement.

The undersigned certifies to you that it is the duly appointed and acting Trustee under the Bonds and that it is authorized to submit this Loan Request on behalf of the Borrower to provide liquidity support for the Bonds.

The undersigned on behalf of the Borrower hereby requests that a Loan be made in the aggregate principal amount of $__________ on _________, 20__.

As an inducement to the Lenders to make the Loan hereby requested, the undersigned represents and warrants to the Lenders that all proceeds of the Loan requested hereby will be used for the purposes permitted by the Credit Agreement.

Please disburse the proceeds of the Advance requested hereby on the date specified above as follows:  [include disbursement instructions].

The undersigned agrees that none of the Administrative Agent, the Lenders, nor any of their directors, officers, employees, agents or affiliates shall have any liability to the undersigned or any holder of any Bonds arising out of the Credit Agreement.  Without limiting the generality of the foregoing, the undersigned acknowledges that it is not an assignee of the rights of the Borrower under the Credit Agreement nor is the undersigned an intended beneficiary of the Credit Agreement.

Accordingly, the undersigned has caused this Advance Request to be executed by its duly authorized officer this _____ day of __________, 20__.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely as trustee for the Bonds

EXHIBIT 2.6(C)

SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Administrative Agent
PNC Firstside Center
500 First Avenue, Mail-Stop: P7-PFSC-05-W
Pittsburgh, PA 15219
Telephone No.: (412) 768-5439
Telecopier No.: (412) 705-2006
Attn: Carrie Ann Gary

FROM:	Indianapolis Power & Light Company, an Indiana corporation (the "Borrower")

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the "Credit Agreement"), dated as December 14, 2010, by and among the Borrower, the Lenders party thereto and PNC Bank, National Association, as administrative agent for the Lenders, (the "Administrative Agent").

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Agreement.

Pursuant to Section 2.6(b) of the Agreement, the Borrower hereby makes the following Swing Loan Request:

1.		Aggregate principal amount of such Swing Loan (may not be less than $100,000)	U.S. $ _______________
2.		Proposed Borrowing Date(which date shall be on or after the date on which the Administrative Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 12:00 p.m. eastern time on the Borrowing Date)	_______________
3.		As of the date thereof and the date of making the above-requested Swing Loan (and after giving effect thereto): the Borrower has performed and complied with all covenants and conditions of it under the Credit Agreement and the other Loan Documents; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (unless any such representation or warranty is qualified to materiality, in which case such representation or warranty is true and correct in all respects), except for representations and warranties made as of a specified date (which were true and correct in all material respects, as applicable, as of such date); no Event of Default or Potential Default has occurred and is continuing or exists; the making of such Loan shall not contravene any Law applicable to the Borrower, any Subsidiary of the Borrower, or any Lender; the making of such Loan shall not exceed the Swing Loan Commitment or cause the Revolving Facility Usage to exceed the Revolving Credit Commitments.
4.		Each of the undersigned hereby irrevocably requests [check one line below and fill in blank spaces next to the line as appropriate]:
A	____	Funds to be deposited into a PNC Bank account per our current standing instructions. Complete amount of deposit if not full loan advance amount: U.S. $_______________.
B	____	Funds to be wired per the following wire instructions:
U.S. $_________________ Amount of Wire Transfer
Bank Name: _____________________
ABA: __________________________
Account Number: _________________
Account Name: ___________________
Reference:_______________________
C	____	Funds to be wired per the attached Funds Flow (multiple wire transfers).

[SIGNATURE PAGE FOLLOWS}

EXHIBIT 8.3

QUARTERLY COMPLIANCE CERTIFICATE

This certificate is delivered pursuant to Section 8.3(c) of that certain Credit Agreement (as it may be amended, restated, modified or supplemented, the "Credit Agreement"), dated as of December 14, 2010, by and among the Borrower, the Lenders party thereto and PNC Bank, National Association, as administrative agent for the Lenders, (the "Administrative Agent").  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned officer, ______________________, the ___________ [President/Chief Executive Officer/Chief Financial Officer/Vice President/Controller/Treasurer] of the Borrower, in such capacity does hereby certify on behalf of the Borrower as of the quarter/year ended _________________, 20___ (the "Report Date"), as follows:

(1)               Financial Covenant (Section 8.2.(n)).  As of the Report Date, the ratio of the Total Debt to Consolidated Total Capitalization of the Borrower and its Subsidiaries is _________________, which ratio is not greater than 0.65 to 1.00.  Such ratio shall be computed as shown on the attached covenant compliance report.

(2)               Representations, Warranties and Covenants.  The representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of this certificate with the same effect as though such representations and warranties had been made on the date hereof (except representations and warranties which expressly relate solely to an earlier date or time), and the Borrowers have performed and complied with all covenants and conditions of the Credit Agreement.

(3)               Event of Default or Potential Default.  No Event of Default or Potential Default exists as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

 SIGNATURE PAGE 1 OF 1 TO

QUARTERLY COMPLIANCE CERTIFICATE

 IN WITNESS WHEREOF, the undersigned has executed this Certificate this _____ day of ____________, 20___.

INDIANAPOLIS POWER & LIGHT COMPANY

By:

Name:

Title:

Covenant Compliance Report (to be attached)